Exhibit 99.1

ClosedLoop™ clinical systems for safer healthcare.

For immediate release.	Contact:	John Van Blaricum
913.307.1017

Mediware Finalizes Two Most Recent Acquisitions

Purchase of Healthcare Automation, Inc. and Advantage Reimbursement, Inc. is completed, expanding Mediware’s home health customer base from 150 to 450 customer facilities

LENEXA, KS December 14, 2009 - Mediware Information Systems, Inc. (Nasdaq: MEDW) announced today that it has finalized the acquisitions of Healthcare Automation Inc. (HAI) and Advantage Reimbursement Inc. (ARI), which provides software and outsourcing solutions for home health providers. The two companies were owned by a single ownership group based in Cranston, Rhode Island and Andover, Mass. respectively. As announced on November 24, the purchase included a cash payment of $5.5 million. An additional earnout payment of up to $1.5 million is possible based on an annual performance plan.

“Mediware is focused on a growth strategy that includes developing new products, expanding into adjacent market segments, and through strategic acquisitions,” said Thomas Mann, Mediware’s president and chief executive officer. “These latest acquisitions broaden our customer base and expand our capabilities in this segment of healthcare.”

Home health products and services became a focus for Mediware last year with the acquisition of Hann's On Software (HOS) and the Ascend pharmacy management system. These products help ensure safe and efficient drug therapies in small acute care and outpatient hospitals, as well as home infusion providers and specialty pharmacies. The acquisition of HAI adds complementary technologies for this segment while ARI provides outsource billing and reimbursement services.

Key leaders for each business are being retained, including the group’s CEO, Ken Pereira, and other operational leaders. Mr. Pereira will become a Mediware vice president and general manager, leading the Company’s new Alternate Care Solutions group.

The acquisitions of HAI and ARI represent the fourth and fifth Mediware acquisitions in 24 months. Mediware’s strategy is to acquire sound businesses with products and services in or adjacent to the company’s core markets. Prior acquisitions include:

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November 2007: Integrated Marketing Solutions provided donor recruitment technologies to blood centers. IMS formed the basis for Mediware’s Blood Center Technologies product group that provides integrated technology for blood and plasma centers.

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November 2008: Hann’s On Software added to existing pharmacy management capabilities with a robust medication management solution targeting smaller healthcare organizations. HOS expanded Mediware into home health technology solutions.

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June 2009: SciHealth added a powerful business intelligence solution used by more than 100 hospitals. The Insight product, which allows hospitals to create performance managing dashboards, launched a new product group for the company as well as enhances the overall usability of Mediware’s other software systems.

Mediware Finalizes Infusion Market Acquisitions
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About Mediware

Mediware delivers interoperable best of breed software systems that integrate with electronic medical records to improve efficiencies and address safety concerns to enable healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our web site at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2009, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.